EXHIBIT 5.1

OPINION AS TO LEGALITY

JOSEPH I. EMAS

ATTORNEY AT LAW

1224 Washington Avenue

Miami Beach, Florida 33139

Telephone                Facsimile

(305) 531-1174    (305) 531-1274

September 22, 2006

United States Securities and Exchange Commission

Washington, D.C. 20549

Re:  Global Sunrise, Inc.

            Ladies and Gentlemen:

I have acted as counsel Global Sunrise, Inc., a Colorado corporation (the “Company”), in connection with the preparation of this registration statement on Form SB-2, (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), relating to the public offering (the “Offering”) of up to $,200,000 shares (the “Registered Shares”) by existing shareholders of the Company. Registered Shares are referred to as the “Shares”) of the Company’s common stock (the “common stock”).

In rendering the opinion set forth below, I have reviewed (a) the Registration Statement and the exhibits thereto; (b) the Company’s Articles of Incorporation; (c) the Company’s Bylaws; (d) certain records of the Company’s corporate proceedings as reflected in its minute books; (e) such statutes, records and other documents as I have deemed relevant and (f) certain representations made by the company, its counsel and its auditors; Colorado law including the statutory provisions, all applicable provisions of the Colorado law and reported judicial decisions interpreting those laws.   In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, and conformity with the originals of all documents submitted to me as copies thereof. In addition, I have made such other examinations of law and fact, as I have deemed relevant in order to form a basis for the opinion hereinafter expressed.

In addition, I opine upon Colorado law, including the statutory provisions, all applicable provisions of the Colorado Constitution and reported judicial decisions interpreting those laws.

Based on the foregoing, I am also of the opinion that:

1.  The Company is a corporation duly authorized and validly existing and in good standing under the laws of the State of Colorado, with corporate power to conduct its business as described in the Registration Statement.

2.   I am of the opinion that all of the Registered Shares are validly issued, fully paid and non-assessable pursuant to the corporate law of the State of Colorado.

I am also of the further opinion that Mr. Brant Hodyno and Mr. Peter Hodyno, the Company’s officers and directors, will not be deemed to be a broker or dealer in connection with the Offering of the Treasury Shares pursuant to the Registration Statement.

I hereby consent to the Company’s filing of this legal opinion with the Securities and Exchange Commission as Exhibit 5.1 to its registration statement on Form SB-2.

Very truly yours:

/s/ Joseph I. Emas

Joseph I. Emas